Exhibit 2.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR THE AMENDED AND RESTATED INTERCOMPANY LOAN AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT FOR THE AMENDED AND RESTATED INTERCOMPANY LOAN AGREEMENT, is entered into and made effective as of June 3, 2003 (this “Agreement”), by and among PalmSource Holding Company, a Delaware corporation (“Assignor”), PalmSource, Inc., a Delaware corporation (“Assignee”), and Palm, Inc., a Delaware corporation (“Lender”).

RECITALS

A. Reference is made to the Amended and Restated Intercompany Loan Agreement, dated as of the date hereof, by and between Lender and Assignor (the “Amended and Restated Intercompany Loan Agreement”), a copy of which is attached hereto as Exhibit A.

B. Assignor is a wholly owned subsidiary of Assignee. Assignor desires to assign its rights and obligations under the Amended and Restated Intercompany Loan Agreement to Assignee and Assignee desires to assume all such rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1. Assignment and Assumption. Assignor hereby assigns and delegates all of its rights, title, interest, obligations, liabilities and benefits under the Amended and Restated Intercompany Loan Agreement to Assignee and Assignee hereby assumes all such rights, title, interest, obligations, liabilities and benefits. Assignee agrees that it shall be deemed the “Borrower” under the Amended and Restated Intercompany Loan Agreement and agrees with Assignor that it shall pay and perform all of the obligations of Borrower under the Amended and Restated Intercompany Loan Agreement.

2. Consent. Lender hereby acknowledges and consents to the foregoing assignment and assumption set forth in Section 1 of this Agreement and does hereby release and discharge Assignor from its obligations arising under or in connection with the Amended and Restated Intercompany Loan Agreement.

3. Miscellaneous.

(a) From and after the date hereof, Assignor, Assignee and Lender each covenant and agree to execute and deliver all such documents and to take all such further actions as any of the other parties hereto may reasonably deem necessary, from time to time, to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement binding all of the parties hereto.

(c) This Agreement shall be governed by and construed in accordance with, and all actions arising out of this Agreement shall be governed by, the laws of the State of California without reference to conflicts of law rules.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASSIGNOR:		ASSIGNEE:

PALMSOURCE HOLDING COMPANY		PALMSOURCE, INC.

By:	/s/ AL WOOD	By:	/s/ AL WOOD

Name:	Al Wood	Name:	Al Wood

Title:	CFO	Title:	CFO

ACCEPTED AND AGREED TO:

LENDER:

PALM INC.

By:	/s/ JUDY BRUNER

Name:	Judy Bruner

Title:	CFO

Exhibit A

Amended and Restated Intercompany Loan Agreement

[Amended and Restated Intercompany Loan Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

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